Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-140537 on Form S-3, Registration Statement Nos. 333-61734, 333-105662, 333-107824, and 333-124725 on Forms S-8 and the Post-Effective Amendment No. 1 on Form S-1 to Registration Statement No. 333-64950 on Form S-1 of Rite Aid Corporation of our report (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs relating to significant transactions with its parent company and a change in the method of accounting for inventory in 2005) dated August 17, 2006, relating to the consolidated financial statements of The Jean Coutu Group (PJC) USA, Inc. (a wholly owned subsidiary of the Jean Coutu Group (PJC) Inc. ) and subsidiaries, which are incorporated by reference in this Current Report of Form 8-K/A.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
July 5, 2007